SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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LYRIS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LYRIS, INC.
6401 Hollis St., Suite 125
Emeryville, CA 94608-1090

January 6, 2014

Dear Stockholder:

       You are cordially invited to attend the annual meeting (“Annual Meeting”) of stockholders of Lyris, Inc. to be held on Thursday February 6, 2014 at 10:00 a.m., local time, at the Lyris offices at 6401 Hollis St., Suite 125, Emeryville, CA 94608.

       Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement (“Proxy Statement”). Included with the Proxy Statement is a copy of our 2013 Annual Report.

       Your vote is important. Whether or not you expect to attend the Annual Meeting, we encourage you to read the enclosed Proxy Statement and vote on the items presented. You may vote by mailing a completed enclosed proxy card and returning the enclosed proxy as promptly as possible. Your vote by proxy will ensure your representation at the Annual Meeting.

       Thank you for your ongoing support of Lyris, Inc. We look forward to seeing you at our Annual Meeting.

Very truly yours,

/s/ John Philpin
John Philpin
Chief Executive Officer

Emeryville, California
January 6, 2014

LYRIS, INC.
6401 Hollis St., Suite 125
Emeryville, CA 94608-1090
____________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time:	10:00 a.m., Thursday, February 6, 2014

Place:	6401 Hollis St., Suite 125, Emeryville, California 94608

Record Date:	December 13, 2013

       Matters to be voted upon:

  Election of two Class III directors, David Wang and William T. Comfort, III, for terms expiring at the 2017 annual meeting of stockholders;

  Ratification our Audit Committee’s appointment of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending June 30, 2014;

  Advisory Vote on executive compensation;

  Any other business as may be properly brought before the annual meeting or any adjournments or postponements thereof, pursuant to our bylaws.

       The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

       Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at our offices at the address on this notice and at the Annual Meeting. This notice of meeting and accompanying proxy statements are first being sent to our stockholders on or about January 6, 2014.

       Important notice regarding the availability of proxy materials for the 2014 Annual Meeting of stockholders. The proxy statement and our 2013 annual report to stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, are available at www.lyris.com under “Company,” then “Investor Relations,” under “SEC Filings,” then “10-K Annual Report” and “DEF 14A Definitive Proxy Statement”

By Order of the Board of Directors, /s/Deborah C. Eudaley Deborah C. Eudaley Secretary

January 6, 2014

YOUR VOTE IS IMPORTANT
All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure representation at the meeting, in the enclosed postage paid envelope, for your convenience. Returning your proxy will help us assure that a quorum will be present at the meeting and avoid the additional expense of duplicate proxy solicitations. Even if you have voted by proxy, you may still vote in person if you attend the meeting.

LYRIS, INC
6401 Hollis St., Suite 125
Emeryville, CA 94608-1090

____________

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held at 10:0 a.m., on Thursday, February 6, 2014
at our offices at 6401 Hollis St., Suite 125, Emeryville, California 94608

________________________

       We are furnishing this proxy statement to our stockholders in connection with the 2014 Annual Meeting of Stockholders.

       Our Board of Directors is soliciting the proxy of our stockholders to vote their shares at the annual meeting. These proxy materials have been prepared by our management for the Board of Directors. This proxy statement and the accompanying form of proxy are first being sent to our stockholders on or about January 6, 2014.

       The mailing address for our principal executive office is 6401 Hollis St., Suite 125, Emeryville, CA 94608-1090.

_________________________

PROCEDURAL MATTERS

SOLICITATION AND REVOCABILITY OF PROXIES

       The Board of Directors (“Board of Directors”) of Lyris, Inc. (“Lyris” or the “Company”) requests your proxy for use at the annual meeting (“Annual Meeting”) of our stockholders to be held on Thursday, February 6, 2014 at 10:00 a.m. local time, at our offices at 6401 Hollis St., Suite 125, Emeryville, California 94608, and at any adjournment or postponement thereof. By signing and returning the enclosed proxy (“Proxy”), you authorize the persons named on the Proxy to represent you and to vote your shares at the annual meeting. This Proxy Statement and the form of Proxy were first mailed to our stockholders on January 6, 2014.

       This solicitation of proxies is made by the Board of Directors and will be conducted primarily by mail. Officers, directors and employees may solicit proxies personally or by telephone, telegram or other forms of electronic, wire or facsimile communication. We may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock, par value $0.01 per share (“Common Stock”) that those companies hold of record. The costs of the solicitation, including reimbursement of such forwarding expenses, will be paid by us.

       If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only if you have returned a properly signed Proxy or are represented by another Proxy. You may revoke your Proxy at any time before it is exercised at the Annual Meeting by (a) signing and submitting a later-dated Proxy to our corporate Secretary, (b) delivering written notice of revocation of the Proxy to our corporate Secretary, or (c) voting in person at the Annual Meeting. In the absence of any such revocation, shares represented by the persons named on the Proxies will be voted at the Annual Meeting.

VOTING AND QUORUM

       The voting securities we currently have outstanding are shares of our Common Stock and Series A Preferred Stock. The Series A Preferred stock shall vote together with the holders of the Common Stock on an as-converted basis on all matters brought before the Annual Meeting. As of the close of business on December 13, 2013 (“Record Date”), there were 9,568,613 shares of Common Stock outstanding and 2,000,000 shares of Series A Preferred Stock entitled to be voted at the Annual Meeting.

       Each outstanding share of Common Stock is entitled to one vote. The presence, in person or by proxy, of a majority of the shares of Common Stock issued and outstanding and entitled to vote as of the Record Date shall constitute a quorum at the Annual Meeting. If a quorum is not present, in person or by proxy, at the Annual Meeting or any adjournment thereof, the Chairman of the Annual Meeting or the holders of a majority of the Common Stock entitled to vote who are present or represented by proxy at the Annual Meeting may adjourn the Annual Meeting until a quorum is present. At any such adjourned meeting at which a quorum is present, in person or by proxy, any business may be transacted that may have been transacted at the Annual Meeting had a quorum originally been present; provided that, if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. Abstentions and broker non-votes will count in determining if a quorum is present at the Annual Meeting. A broker non-vote occurs if a broker or other nominee attending the meeting in person or submitting a Proxy does not have discretionary authority and has not received voting instructions with respect to a particular item.

PROPOSAL ONE

ELECTION OF TWO CLASS II DIRECTORS

       The Board of Directors has designated David Wang and William T. Comfort, III as nominees for election as Class III directors of the Company at the Annual Meeting (“Nominees”). Each Nominee currently serves as a Class III director. If elected, a Nominee will serve until the expiration of his term at the 2017 annual meeting of stockholders, and until his respective successor is elected and qualified, or until his earlier death, resignation or removal from office. For information about the Nominees, see “Directors.”

       The Board of Directors has approved the nomination of the Nominees, and each nominee has consented to serve if elected by the stockholders. The Board of Directors has no reason to believe that a Nominee will be unable or unwilling to serve if elected. If a Nominee becomes unable or unwilling to serve, your Proxy will be voted for the election of a substitute nominee recommended by the current Board of Directors.

Required Vote and Recommendation

       The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and our Certificate of Incorporation and Bylaws, abstentions and broker non-votes will not have any effect on the election of a particular director. Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted for the election of the Nominees.

The Board of Directors recommends that the stockholders vote “FOR” the election of the Nominees.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

       On November 1, 2012, the Audit Committee of the Board of Directors (“Audit Committee”) selected Burr Pilger Mayer, Inc. (“BPM”) to serve as our independent registered public accounting firm for the fiscal years ending June 30, 2013 and June 30, 2014. Representatives of BPM, who served as the Company’s independent auditors for the fiscal year ended June 30, 2013, are not expected to be present at the Annual Meeting, will not make a statement at the Annual Meeting, and will not be available to respond to questions.

       The Audit Committee has the responsibility for selecting our independent registered public accounting firm, and stockholder ratification is not required by law or otherwise. However, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the stockholders’ opinion, which the Audit Committee will take into consideration in future deliberations. If the selection of BPM as our independent registered public accounting firm is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent registered public accounting firms without the approval of our stockholders whenever the Audit Committee deems termination necessary or appropriate.

Required Vote and Recommendation

       Ratification of the selection of BPM as our independent registered public accounting firm for the fiscal year ending June 30, 2014, requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters, which include ratifying the appointment of independent registered public accounting firm. Therefore, if you do not otherwise instruct your broker, the broker may turn in a proxy voting your shares “FOR” the ratification of BPM. Under Delaware law and our Certificate of Incorporation and Bylaws, abstentions will be counted for purposes of determining quorum. An abstention will have the same legal effect as a vote against the ratification of BPM. Unless otherwise instructed on the proxy or unless authority to vote is withheld, the enclosed proxy will be voted for the ratification of BPM as our independent auditors for the fiscal year ending June 30, 2014.

       The Board of Directors recommends that stockholders vote “FOR” the ratification of the selection of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2014.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

       The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with applicable Securities and Exchange Commission (“SEC”) rules. This vote, commonly known as a “say-on-pay” vote, provides stockholders with the opportunity to express their views on our executive officers’ compensation

       Our Compensation Committee believes that the most effective executive compensation program is one that is designed to reward achievement and that aligns the interests of executives with those of stockholders by rewarding performance, with the ultimate objective of improving stockholder value and building a sustainable company. The Committee also seeks to ensure that we maintain our ability to attract and retain superior employees in key positions and that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of a selected group of our peer companies and the broader marketplace from which we recruit and compete for talent.

       We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 14-22 of this proxy statement, is hereby approved.”

       While the results of this advisory vote are not binding, our Board of Directors and the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

Required Vote and Recommendation

       The advisory vote on executive compensation requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law and our Certificate of Incorporation and Bylaws, abstentions and broker non-votes will be counted for purposes of determining quorum. An abstention will have the same legal effect as a vote against the advisory vote on compensation, and each broker non-vote will not be counted as entitled to vote on the proposal and will have no effect on the outcome of the proposal. Unless otherwise instructed on the proxy or unless authority to vote is withheld, the enclosed proxy will be voted for the advisory vote on executive compensation.

       The Board of Directors recommends that stockholders vote “FOR” the resolution approving the compensation paid to the company’s named executive officers.

EXECUTIVE OFFICERS

       The executive officers, as listed below, were appointed by the Board of Directors to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.

       John Philpin, age 59 was appointed our SVP Engineering in July, 2013 and our Chief Executive Officer on October 7, 2013. He also serves on our Board of Directors. Prior to joining us, Mr. Philpin was the principal of Beyond Bridges from 2005 to 2013, an organization he founded that sold services including business development, planning and strategy, change management, sales and marketing, social sales/enterprise methods and technology transformation to organizations in both the USA and Europe. While at Beyond Bridges, and as a part of his role as principal, Mr. Philpin also partnered with Reality Works, a sales strategy consulting firm, co-founded Expert Alumni/Glexnet, a firm that offers the services of experienced executives to businesses and founded Spray Aloha, a natural fragrance company focused on the hospitality industry. From 2005 to 2007, Mr. Philpin was CEO of Group Partners, a London based strategic consulting organization. From 2004 to 2005 he was Chief Marketing Officer of Cramer, a leading provider operations support systems, that was acquired by Amdocs. From 2001 to 2003 Mr. Philpin was Chief Marketing Officer at Vitria, a provider of operational intelligence software. From 1997 to 2001, Mr. Philpin held various positions relating to marketing, sales, business development, customer support and customer experience with Flypaper, a startup that he co-founded and that developed a Flash content creation and management platform. Mr. Philpin was a Senior Vice President of Citigroup from 1994 to 1996 and held a variety of positions at Oracle from 1985 to 1994. Mr. Philpin holds a BSc in Mathematics from the University of East Anglia.

       Deborah Eudaley, age 55 was appointed our Chief Financial Officer in November, 2011 and our Chief Operating Officer on November 1, 2012. Prior to joining us, Ms. Eudaley served as Chief Financial Officer for Cloudmark Inc., a private messaging security software company, since June, 2010, where she managed all finance, accounting and human resources matters. From 2004 to February, 2010, she was Chief Financial Officer and Senior Vice President of Finance and Operations for GoldenGate Software Inc., a transaction data management company, which was acquired by Oracle Corporation in 2009. Ms. Eudaley also served as Vice President, Financial Planning & Analysis for Riverdeep, Inc., a publisher of educational products, from 2003 to 2004. She also served as Chief Financial Officer for Indivos Inc., a developer of biometric based authentication for the payments processing market, from 2000 to 2002, Alibris Inc., a provider of hard to find books to business partners and consumers, from 1999 to 2000, and Placeware Inc., a provider of internet conferencing services, from 1998 to 1999. Ms. Eudaley holds a B.A. from U.C. Berkeley and an M.B.A. from California State University, Hayward.

       Alex Lustberg, age 41 was appointed our Vice President of Marketing in February, 2012 and our Chief Marketing Officer on November 9, 2012. Prior to joining us, Mr. Lustberg was an internal consultant at Dell Inc. from August, 2011 through February, 2012 where he was responsible for product marketing for Dell's cloud business applications offerings. He joined Dell from Overtone, Inc., a provider of SaaS customer listening and social media analytics software. While at Overtone he served as Senior Vice President of Solution Strategy and Delivery from November, 2010 through August, 2011 and as Vice President of Product Marketing from 2007 to November, 2010. Overtone was acquired by Kana Software, Inc. in 2011. Prior to that, Mr. Lustberg was the owner and managing partner of IQ Creative America, a hospitality and lifestyle marketing company, from 2002 to 2007. Mr. Lustberg was also an independent product marketing consultant from 2003 to 2007, with engagements focused on business intelligence, customer relationship management, and human resources software implementation. His prior experience includes product marketing and product management positions at i2 Technologies Inc., a software company, from 2002 to 2003 and Firepond, Inc., a software company, from 1998 to 2001 and as a consultant with Accenture, Inc., a consulting firm, from 1995 to 1997. Mr. Lustberg holds a B.A. and M.A. degrees in Organizational Studies from Stanford University.

DIRECTORS

Nominees for Election—Class III Directors (term to expire at the 2014 Annual Meeting)

       David Wang, age 37 became a member of our Board in 2013. Since June, 2013, Mr. Wang has been Director of Alternative Investments at The TCW Group, an investment management firm. Prior to joining TCW, Mr. Wang served as Director of Houlihan Lokey, an international investment banking firm, from February, 2010 to May, 2013 where he was a senior member of the Capital Markets group. From 2006 through January, 2010, Mr. Wang served as Managing Director, Chief Financial Officer and Advisor to Xinhua Finance Limited, a Tokyo Stock Exchange-listed provider of financial indices, ratings, news and corporate communications services. From 2000 to 2006, Mr. Wang served as Vice President with Libra Securities and U.S. Bancorp Libra, affiliated investment banking firms. During his tenure with Libra Securities, Mr. Wang also served as Chief Financial Officer and board member of Kentucky Electric Steel, LLC, from 2003 to 2006, where he was responsible for the financial management of the Company’s highly successful turnaround. Mr. Wang graduated with a B.S. in Economics from the Wharton School of the University of Pennsylvania. We believe that Mr. Wang should serve as a member of our Board because of his expertise in operations and finance, including capital markets transactions and mergers and acquisitions in addition to his board experience at several private companies.

       William T. Comfort, III, age 47, has served as a member of our Board since May, 2002 and as Chairman of the Board from November, 2002 until November 1, 2012. He was a private equity investment professional with CVC Capital Partners, a leading private equity firm based in London, England, from February, 1995 until December ,2000. From February, 2001 to February, 2003 he served as a consultant to Citicorp Venture Capital (“CVC”). He is now principal of Conversion Capital Partners Limited, an investment fund headquartered in London. Mr. Comfort also has served as a director of numerous public and private companies as a representative of CVC Capital Partners and CVC, from all of which he has resigned. Mr. Comfort is currently a director of Kofax, Inc. Mr. Comfort received his J.D. and L.L.M. in tax law from New York University School of Law. We believe Mr. Comfort should serve as a member of our Board of Directors based on the important perspective he brings to our Board of Directors and management team from his extensive experience as a investor in a numerous businesses, both public and privately held, providing guidance and counsel to a wide variety of companies, and service on the boards of directors of numerous private and publicly-held companies.

Continuing Class I Directors (term to expire at the 2015 Annual Meeting)

       Andrew Richard Blair, age 80 has been a member of our Board since November, 2002. He is a founder of Freimark Blair & Company, Inc., a broker-dealer research boutique. Mr. Blair has served as President, Chief Executive Officer, Chief Financial Officer, and as a director of Freimark Blair since January, 1983. Mr. Blair holds a B.S. in Science and Business Administration from Wake Forest University. We believe that Mr. Blair possesses specific attributes that qualify him to serve as a member of our Board and to serve as chair of our Audit Committee, including his financial and accounting expertise and his substantial knowledge of financial markets.

       Nicolas De Santis Cuadra, age 47, has been a member of our Board since January, 2003. Mr. De Santis Cuadra has served since January, 2003 as the Chief Executive Officer of London-based Twelve Stars Communications (now called Gold Mercury International), a globalization and strategy think tank and consultancy located in London, U.K., founded in 1961. From December, 2000 until January, 2003, Mr. De Santis Cuadra served as the marketing director of OPODO Ltd., the online travel portal owned by British Airways, Lufthansa, Air France and several other European-based airlines. From January, 1998 until December, 2000, Mr De Santis Cuadra served as Chief Marketing Officer of Beenz.com, the internet currency website, sold to Carlson Marketing, the U.S.-based global marketing services company. We believe that Mr. De Santis should serve as a member of our Board because of his substantial strategic planning and marketing experience and his executive experience at several internet related businesses.

Continuing Class II Directors (term to expire at the 2016 Annual Meeting)

       John Philpin. See Mr. Philpin’s biographical information in “Executive Officers” above. We believe that Mr. Philpin should serve on our Board of Directors because he serves as the Company’s Chief Executive Officer and President. He brings a wealth of experience to the Company from his prior positions as a senior executive at public technology companies and his extensive marketing and engineering background.

Term of Office

       Our Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Directors serve for staggered terms of three years each. Messrs. Blair and De Santis Cuadra currently serve as Class I directors, whose terms expire at the 2015 Annual Meeting. Mr. Philpin currently serves as a Class II director whose term expires at the 2016 Annual Meeting. Messrs. Wang and Comfort currently serve as Class III directors whose terms expire at the 2014 Annual Meeting.

DIRECTOR INDEPENDENCE

       We have adopted the listing rules of The NASDAQ Stock Market, which establish standards for determining the independence of directors. Under these standards, an independent director means a person other than an executive officer or one of our employees or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the following persons shall not be considered independent:

  A director who is, or at any time during the past three years was, employed by us;

  a director who accepted or who has a family member who accepted any compensation from us in excess of $100,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:
  compensation for service on the Board of Directors or any committee thereof;

  compensation paid to a family member who is one of our employees (other than an executive officer); or

  under a tax-qualified retirement plan, or non-discretionary compensation;
  a director who is a family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;

  a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:
  payments arising solely from investments in our securities; or

  payments under non-discretionary charitable contribution matching programs;
  a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers served on the compensation committee of such other entity; or

  a director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

       For purposes of The NASDAQ Stock Market’s independence standards, the term “family member” means a person's spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person's home.

       The Board of Directors has assessed the independence of each non-employee director under The NASDAQ Stock Market’s independence standards set forth above, and believes that three of our non-employee directors (Messrs. Blair, , De Santis and Wang) are independent.

MEETINGS AND COMMITTEES OF DIRECTORS

       The Board of Directors had eight meetings during fiscal 2013 (all of which were telephonic). The Board of Directors has two standing committees: the Audit Committee (which met six times, all telephonically) and the Compensation Committee (which met two times, both, telephonically). Each of the committees is appointed by the Board of Directors. During the fiscal year ended June 30, 2013, no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the number of committee meetings of which each director is a part.

       We do not have a formal policy concerning annual stockholder meeting attendance by directors. Two director attended last year’s annual meeting.

Audit Committee

       The Audit Committee’s purpose is to assist the Board of Directors with its oversight of the following areas:

  our accounting and financial reporting process;

  the quality and integrity of the financial statements and other financial information that we provide to any governmental body or the public;

  our compliance with legal and regulatory requirements;

  the independent auditors’ qualifications and independence; and

  the performance of our internal audit function and independent auditors.

       The role and other responsibilities of the Audit Committee are set forth in the Audit Committee Charter. The Audit Committee Charter is available on our website. It is available at www.lyris.com under “Company,” then “Investor Relations,” under “Corporate Governance.”

       The members of the Audit Committee are Messrs. Blair, Philpin and Wang, with Mr. Blair serving as chairman. The Board of Directors has affirmatively determined that Messrs. Blair and Wang meet the independence requirements of the listing standards of The NASDAQ Stock Market and the applicable rules and regulations of the SEC. The Board of Directors also has determined that Mr. Blair satisfies the requirements for an “audit committee financial expert” and has designated Mr. Blair as our audit committee financial expert. Mr. Philpin does not satisfy the independence requirements of the listing standards of The NASDAQ Stock Market, and the Board has waived the requirement under the Audit Committee Charter that each member (i) meet independence standards set forth under “Director Independence,” (ii) not be an affiliate of ours and (iii) must not receive from us, directly or indirectly, any consulting, advisory or other compensatory fees except for fees for services as a director. Until he resigned from our board on October 7, 2013, Roy Camblin, our former CEO, was a member of our Audit Committee.

Compensation Committee

     The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation of our executive officers. Our Compensation Committee will, among other things:

  review, approve and determine, or make recommendations to our Board regarding, the compensation of our executive officers;

  administer our stock and equity incentive plans;

  review and approve and make recommendations to our Board regarding incentive compensation and equity plans; and

  establish and review general policies relating to compensation and benefits of our employees.

     The role and other responsibilities of the Compensation Committee are set forth in the Audit Committee Charter. The Compensation Committee Charter is available on our website. It is available at www.lyris.com under “Company,” then “Investor Relations,” under “Corporate Governance.”

     The Compensation Committee may receive recommendations from our Chief Executive Officer or other officers regarding executive compensation and benefits, and may secure the services of our accounting and human resources department in fulfilling its responsibilities. To date, the Compensation Committee has not retained independent advisors in the fulfillment of its responsibilities.

     The members of the Compensation Committee are Messrs. Comfort, Philpin and Wang. The Board of Directors has determined that Mr. Wang satisfies the independence requirements of the listing standards of The NASDAQ Stock Market. Additionally, Mr. Wang qualifies as a “non-employee director” under applicable SEC rules, and Mr. Wang also qualifies as a “outside director” under Section 162(m) of the Code. Until he resigned from our Board effective April 18, 2013, Christopher Harrington was a member of the Compensation Committee. Mr. Camblin was also a member of our Compensation Committee until he resigned from our Board effective October 7, 2013. Neither Mr. Comfort no Mr. Philpin satisfy the independence requirements of the listing standards of The NASDAQ Stock Market, and the Board has waived the requirement under the Compensation Committee Charter that each member of the Compensation Committee (i) be an “independent director” as defined under the applicable rules, regulations and listing requirements of the NASDAQ Stock Market, and (ii) be “independent” as defined in any other rules and regulations promulgated by the Securities and Exchange Commission under Section 10C of the Securities Exchange Act of 1934.

Nominating Procedures

     We do not currently have a nominating committee of the Board of Directors, and all director nominations are considered by the Board as a whole. The Board of Directors has determined that the Board as a whole is effective at furthering the goal of identifying nominees for service on the Board of Directors who will bring a variety of perspectives and skills from their professional and business experience. Depending upon the current needs of the Board and the Company, certain factors may be weighed more or less heavily. The Board may also consider candidates with appropriate non-business backgrounds as potential nominees. In considering potential nominees, the Board of Directors considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee. However, the Board believes that all directors should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to matters presented to the Board, and no conflict of interest that would interfere with performance as a director.

     The Board of Directors identifies nominees by first evaluating, on an informal basis, the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective or skill set. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the

Board will then determine if there is a need to replace that director or reduce the number of directors serving on the Board, in accordance with our Bylaws and Certificate of Incorporation. If the Board determines a need to replace a non-continuing director, it identifies the desired skills and experience in light of the criteria set forth above. Current members of the Board are polled for suggestions as to individuals meeting those criteria, and research may also be performed to identify qualified individuals. To date, the has not formally engaged third parties to assist in identifying or evaluating potential nominees, although the Board reserves the right to do so in the future.

     Our Bylaws contain provisions addressing the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting. Historically, we have not had a formal policy concerning stockholder recommendations for nominees. Given our size, the Board does not feel that such a formal policy is warranted at this time. The absence of such a policy does not mean preclude a reasonable stockholder recommendation from being considered, taking into account our particular needs and the policies and procedures set forth above. Procedures for submitting such stockholder recommendations are set forth under “Stockholder Communications with the Board” below. The Board will reconsider this matter at such time as it believes that our circumstances, including our operations and prospects, warrant the adoption of such a policy.

Stockholder Communications with the Board

     We do not have a formal process by which stockholders may communicate directly with directors. However, in recent years, an informal process has developed in which communications sent to the Board of Directors or in care of an officer or another representative is forwarded to the Chief Executive Officer, who is also a director. We believe this process has adequately served the needs of the Board and our stockholders. In light of SEC disclosure rules on this matter, the Board may consider the development and adoption of more formal procedures. Until such procedures are adopted and disclosed to our stockholders, stockholders may direct communications intended for the Board to the Secretary of the Company, at 6401 Hollis St., Suite 125, Emeryville, California 94608. The envelope containing such communication must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication” or similar statement that clearly and unmistakably indicates the communication is intended for the Board. All such communications must clearly indicate the author as a stockholder and state whether the intended recipients are all members of the Board or just certain specified directors. The Secretary of the Company will make copies of all such communications and circulate them to the appropriate director or directors.

COMPENSATION OF DIRECTORS

     Each non-employee member of the board is entitled to an annual cash retainer of $25,000 and meeting fees of $1,000 per in-person meeting attended, $1,000 for each in-person committee meeting attended that is not scheduled in conjunction with a Board meeting, and a fee of $500 for all other committee meetings attended. Directors are also reimbursed for their out-of pocket expenses associated with the Board and committee meetings. Our executive officers do not receive additional compensation for serving on the Board. Mr. Comfort, our Chairman of the Board, has waived all retainers and fees for his services.

     Effective February 2, 2012 (‘‘Appointment Date’’), Roy Camblin and Christopher Harrington were appointed as directors to fill vacancies on the Board. In lieu of an annual cash retainer, Mr. Camblin and Mr. Harrington received stock options. Both Mr. Camblin and Mr. Harrington received stock option grants under our 2005 Equity-Based Compensation Plan. Upon their appointment to the Board, both directors received ten-year options to purchase of 9,333 shares of our common stock at an exercise price of $1.95 per share, which the Board determined to be equal to the fair market value of our common stock on the Appointment Date. Each option vests over four years, with 25% of the total number of shares subject to each option vesting on the first anniversary of the Appointment Date and the remainder vesting in equal installments quarterly thereafter. Additionally, Mr. Camblin and Mr. Harrington each received ten-year options to purchase 1,000 shares of our common stock at an exercise price of $1.95 per share. These options were fully vested on the Appointment Date and are exercisable immediately. So long as Mr. Camblin and Mr. Harrington remain in continuous service as directors, we will grant to each of Mr. Camblin and Mr. Harrington options to purchase 1,000 shares of our common stock at an exercise price equal to the then fair market value of our Common Stock on the date of grant on the first, second and third anniversaries of their Appointment Dates thereafter. Shares of common stock subject to these option grants will also be fully vested on date of grant and be exercisable immediately. If either Mr. Camblin or Mr. Harrington ceases to be one of our directors, their vested options would be cancelled 90 days thereafter. Mr. Harrington resigned from our board on April 18, 2013 and his vested options were unexercised and cancelled.

     Mr. Camblin was appointed our non-executive Chairman in October, 2012 and was awarded a ten year option to purchase 125,000 shares of our common stock at an exercise price of $2.17 per share. This option vests over four years, with 25% of the total number of shares subject to the option vesting on the first anniversary of his appointment date as Chairman and the remainder vesting in equal installments quarterly thereafter. Mr. Camblin was appointed our CEO on March 12, 2013 and the options that he received previously for his time of service as a non-employee board member continued to vest. Mr. Camblin resigned from the Company and from our board on October 7, 2013 and his options will be terminated 90 days thereafter unless exercised.

Director compensation table

The table below summarizes the compensation paid to non-employee members of the Board for fiscal 2013. The director compensation paid to our former Chief Executive Officer, Roy Camblin, who was a member of our Board prior to being named Chief Executive Officer is also fully reflected in the Summary Compensation Table. See “Executive Compensation” below.

Name
	Fees Earned or		Stock
	Paid in Cash		Compensation	Total
Andrew Richard Blair	$28,000	(1)	$—	$28,000
Roy Camblin	2,500	(2)	21,294	23,794
William T. Comfort III (3)	—		—	—
Nicolas De Santis Cuadra	27,500	(1)	—	27,500
Christopher Harrington(4)	—		3,645	26,398
David Wang (5)	—		—	—
____________________

(1)	Fees consist of a $25,000 annual retainer and additional payments of $500 for each telephonic Audit Committee meeting attended.

(2)	Fee consists of five telephonic Audit Committee meetings attended prior to Mr. Camblin being named Chief Executive Officer. Mr Camblin resigned as Chief Executive Officer and from our board effective October 7, 2013

(3)	Mr. Comfort waived all retainers and fees in fiscal 2013.

(4)	Mr. Harrington resigned from our board on April 18, 2013.

(5)	Mr. Wang was appointed to our Board effective June 26, 2013.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Compensation Committee consists of William T. Comfort, III and Mr. David Wang. See “Certain Relationships and Related Transactions” below for a description of related transactions involving us and Mr. Comfort and an entity controlled by Mr. Comfort. Until he resigned from our Board effective April 18, 2013, Mr

Christopher Harrington was a member of the Compensation Committee. Mr. Camblin was also a member of our Compensation Committee until he resigned from our Board effective October 7, 2013.

     No executive officer of the Company serves as a member of the compensation committee or board of directors of another company of which an executive officer serves on the Compensation Committee, nor does any executive officer of the Company serve as a member of the compensation committee of another company of which an executive officer serves as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Guaranty to Loan Agreement and Related Agreements

     In connection with our credit agreement with the Bank, Mr. Comfort entered into a Limited Guaranty, dated as of August 31, 2011 (“Limited Guaranty”) and amended as of April 18, 2012, to guarantee our repayment of indebtedness under the credit agreement. Mr. Comfort’s liability under the Limited Guaranty is limited to $2,500,000 with respect to advances made under a non-formula credit line (“Non-Formula Line”) with Comerica Bank (“Bank”). Mr. Comfort also entered into a Pledge and Security Agreement with the Bank (“Pledge Agreement”), a Reimbursement and Security Agreement with the borrowers (“Reimbursement and Security Agreement”), and a Subordination Agreement with the Bank and Lyris (“Subordination Agreement”). Under the Pledge Agreement, Mr. Comfort granted the Bank a security interest in cash collateral maintained at the Bank, as security for the performance of Mr. Comfort’s obligations under the Limited Guaranty. On October 17, 2012, we fully repaid and cancelled the Non-Formula Line of $2.5 million that William T. Comfort had guaranteed with our proceeds from sale of 2,000,000 shares of our Series A Preferred Stock to Lyr, Ltd., a Bermuda corporation of which Mr. Comfort is Chairman. As a result of the repayment and cancellation, the Limited Guaranty was terminated. As of October 17, 2012, we only had the Comerica revolving line of credit outstanding with Comerica Bank. The Comerica Revolving Lines matured on April 30, 2013.

Issuance of Preferred Stock

     On October 17, 2012, Lyris sold 2,000,000 of our 4,000,000 authorized shares of our Series A Preferred Stock to Lyr, Ltd., a Bermuda corporation in consideration for $5.0 million in cash. William T. Comfort, III, a director and former Chairman of our board is the Chairman of Lyr, Ltd. The sale was made pursuant to a Series A Stock Preferred Stock Purchase Agreement by and between us and Lyr, Ltd. dated as of October 17, 2012. No underwriter was involved in the sale of the Series A Preferred Stock. $2,500,000 of the proceeds were used to fully repay the Non-Formula Line provided by Bank that William T. Comfort, III had guaranteed. The remaining amount will be used for general corporate purposes.

     Each share of the Series A Preferred Stock is entitled to certain preferences as described in the Certificate of Designation for the Series A Preferred Stock filed with the Secretary of State of the State of Delaware on October 17, 2012. In the event of our Liquidation, the holders of the Series A Preferred Stock will be entitled to receive, out of the funds and assets available for distribution to stockholders, before any payment or distribution of assets to the holders of our common stock, a liquidation preference equal to the greater of (i) $2.50 per share of the Series A Preferred Stock, plus declared but unpaid dividends or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into our common stock A “Liquidation” includes (i) our involuntary liquidation, dissolution or winding up, (ii) our merger or consolidation, or (iii) a sale, lease transfer or other disposition of all or substantially all of our assets.

     Each share of the Series A Preferred Stock is entitled to vote on all matters and is entitled to the number of votes equal to the number of shares of the our common stock into which each share of Series A Preferred Stock is convertible. Except as required by law or as otherwise provided below, the holders of shares of Series A Preferred Stock and our common stock will vote together as a single class and not as separate classes.

     We may not, without first obtaining the approval of the holders of at least a majority of the Series A Preferred Stock then outstanding: (i) alter or change the rights, powers or preferences of the Series A Preferred Stock set forth in the certificate of incorporation or bylaws, as then in effect, in a way that adversely affects the Series A Preferred Stock, (ii) increase or decrease the number of authorized shares of Series A Preferred Stock, (iii)

authorize or create (by reclassification or otherwise) any new class or series of capital stock having rights, powers or preferences that are senior to or on a parity with any series of Series A Preferred Stock or authorize or create (by reclassification or otherwise) any security convertible into or exercisable for any such new class or series of capital stock, or (iv) liquidate, dissolve or wind-up our business and affairs, a Liquidation, or consent, agree or commit to any of the foregoing.

     The Series A Preferred Stock may be converted at any time, at the option of the holder, into shares of our common stock at a conversion price of $2.50 per share (“Conversion Price”). The Conversion Price will be adjusted for customary structural changes such as stock splits and dividends. The Series A Preferred Stock will convert automatically upon the vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.

     Upon receiving a written redemption request, any time after the third anniversary of the Issuance Date, from the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, we shall redeem all of the then outstanding shares of Series A Preferred Stock (“Redemption Right”). This Redemption Right shall not apply if Liquidation has occurred or if there was a sale by our stockholders representing at least a majority, by voting power, of our securities to one or more acquirers. The redemption price per share shall be $2.50 plus all declared but unpaid dividends thereon.

Issuance of Common Stock

     On October 17, 2012, in accordance with the terms of a Conversion Agreement by and between us and Mr. Comfort, dated October 17, 2012, we issued 96,459 shares of common stock to Mr. Comfort at a conversion price of $2.05 per share. The issuance was made in satisfaction of $197,741 in interest that we owed to Mr. Comfort as of October 16, 2012 under the Reimbursement and Security Agreement dated as of August 31, 2011 by and between us and Mr. Comfort for Mr. Comfort’s guarantee of the Non-Formula Line.

Employment and Separation Agreements

     We have entered into employment agreements with our named executive officers. See below “COMPENSATION DISCUSSION AND ANALYSIS-Employment Agreements/Arrangements.”

Separation Agreements

     On March 8, 2013, we entered into an agreement with Mr. Maasberg covering the terms of his transition and separation, pursuant to which Mr. Maasberg would receive a cash payment equal to six months of his annual base salary and a separation bonus of $35,000, reimbursement for six months of COBRA health insurance premiums, and extended exercisability (for one year) of the vested portion of his existing stock options.

Indemnification Agreements

     We have entered into indemnification agreements with all of our directors. Under these agreements, we are obligated to indemnify the directors to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director. We believe that these indemnification agreements are helpful in attracting and retaining qualified directors.

Policies and Procedures

     Under SEC rules, we must disclose “related-person transactions” between Lyris or its subsidiaries and related persons. A related person is a director, officer, nominee for director, or 5% stockholder of the Company since the beginning of the last fiscal year, and the immediate family members of these persons. A transaction, or series of transactions, may constitute a “related-person transaction” if the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. To date we have not adopted a formal written policy with respect to such related-party transactions. However, an informal, unwritten policy has been in place whereby all such related-party transactions are reported to, and approved by, the full Board (other than any interested director). Factors considered by the Board when deliberating such transactions include:

  whether the terms of such transaction are fair to us;

  whether the transaction are consistent with, and contribute to, our growth strategy; and

  what impact, if any, such transaction will have on the transfer restrictions currently in place with respect to our Common Stock.

All the related-person transactions listed above were approved by the full Board (other than those directors with interests in the transactions).

COMPENSATION DISCUSSION AND ANALYSIS

Compensation philosophy and objectives

     Our compensation programs and policies focus mainly on retaining and attracting employees necessary to operate the acquired subsidiaries and grow our business. To date, we have not undertaken a formal study to determine whether compensation paid to our executives is competitive with that of our competitors. Instead, the Compensation Committee has focused on one-on-one negotiations with each of our executives at the time of hire for the purpose of recruiting the executive in order to assemble an executive team that will develop and implement our long-term strategic goals.

Annual bonus plan

     On August 1, 2008, the Compensation Committee approved an annual incentive bonus plan, under which key employees, including our named executive officers, are eligible to receive quarterly cash bonus payments. The objectives of the bonus plan are to align participants’ incentives with our business goals and to reward and retain high performing key employees.

     Under the bonus plan, participants are eligible to receive bonuses based on individual performance and our Company’s performance. Individual performance objectives may be established by the Compensation Committee. Company performance (the ‘‘Performance Bonus’’) is based on the following criteria: net new monthly hosted revenue additions; total revenues; and Adjusted EBITDA. The Compensation Committee may select additional criteria for the Performance Bonus. For each bonus plan year, the Compensation Committee will establish the percentage to use for each of the criteria that comprise the Performance Bonus, such that participants are aware of the relative importance of each criterion in determining any Performance Bonuses. To the extent we exceed performance targets participants are eligible for additional bonus awards.

     For fiscal 2013, the Compensation Committee established only individual performance measures and no company criteria under the bonus plan. Neither Mr. Maasberg nor Mr. Camblin had individual performance measures for fiscal 2013. Their awards were subjective and at the discretion of the Compensation Committee. Per his employment agreement, Mr. Maasberg’s target bonus for fiscal 2013 was $100,000 and was to be paid annually in arrears. Mr. Maasberg resigned from the company effective March 31, 2013 and was not paid a performance bonus. Mr. Camblin was appointed our CEO on March 11, 2013. His target bonus per his employment agreement is to be $100,000 per year, paid annually, which the Compensation Committee pro-rated to be $33,333 for fiscal 2013. Payment of Mr. Camblin’s performance bonus was deferred until FY 2014. He resigned from the Company on October 7, 2013 and was not paid a performance bonus.

     Ms. Eudaley and Mr. Lustberg’s individual performance measures for fiscal 2013 were established by Compensation Committee prior to the start of fiscal 2013. In fiscal 2013, the individual performance measures for Ms. Eudaley, our Chief Financial Officer were focused on the management of her area of responsibility, development of and integration of the customer relationship management systems, the maintenance, compliance and renewal of our credit agreement and operational activities:

     Ms. Eudaley’s target bonus per her employment agreement is $100,000 per year and is payable quarterly at $25,000 for 100% of her target bonus. Ms. Eudaley earned 100% of her bonus potential in the first and second quarters, 110% of her bonus potential in the third quarter and 100% of her bonus potential in the fourth quarter.

     In fiscal 2013, the individual performance measures for Mr. Lustberg were focused on the management of his area of responsibility, developing marketing campaigns, improving sales and developing and implementing performance metrics.

     Mr. Lustberg’s target bonus per his employment agreement, as amended, is $55,000 per year and is payable quarterly at $13,750 for 100% of his target bonus. Mr. Lustberg earned 100% of his bonus potential in the first and second quarters, 110% of his bonus potential in the third quarter and 100% of his bonus potential in the fourth quarter.

Equity compensation

     We grant stock options to executives when they are hired as a part of their overall compensation package. The number of options and corresponding vesting schedules are based on what our Compensation Committee believes is needed to be competitive in the marketplace. However, we do not conduct any formal peer group benchmarking studies. Additional option awards may be granted based on the recommendation of the chief executive officer and approved by the Compensation Committee in recognition of outstanding performance or upon an executive assuming additional responsibility.

Role of executive officers in compensation decisions

     The Compensation Committee makes all executive officer compensation decisions. The Compensation Committee actively considers, and has the ultimate authority of approving, recommendations made by the Chief Executive Officer regarding all equity-based awards to employees. Our Chief Executive Officer determines, in consultation with the Compensation Committee, the non-equity compensation of our employees who are not executive officers.

Employment Agreements and Change-In-Control Provisions

     Employment Agreements/Arrangements

     We have entered into employment agreements with our named executive officers. The employment agreements have the following general terms.

     John Philpin We entered into an employment agreement with John Philpin, effective as of July 1, 2013 to serve as our Senior Vice President, Engineering. His employment agreement was amended as of October 7, 2013 when he was appointed our President and Chief Executive Officer, pursuant to which Mr. Philpin receives an annual salary of $350,000 and will be eligible for an annual target bonus of $100,000 with the FY 2014 bonus prorated for length of service. We also granted to Mr. Philpin an option to purchase 300,000 shares of our common stock at an exercise price of $1.42 per share. 25% of the shares underlying the option vest on October 7, 2014, which is the first anniversary of his promotion, with the remainder vesting in equal installments of 8.3% of the total number of shares subject to the option on each three month anniversary of his promotion date thereafter. Mr. Philpin is also eligible to participate in our benefit plans to the extent applicable generally to our other employees. The employment agreement also provides for certain severance payments to Mr. Philpin described in greater detail below in the section titled ‘‘Potential Payments upon Termination or Change of Control.’’

     Roy Camblin We entered into an employment agreement with Roy Camblin, effective as of March 11, 2013 to serve as our Chief Executive Officer, pursuant to which Mr. Camblin receives an annual salary of $350,000 and will be eligible for a target annual bonus of $100,000 per year. The first year’s bonus will be prorated for length of service. We also granted to Mr. Camblin an option to purchase 315,000 shares of our common stock at an exercise price of $2.13 per share. 25% of the shares underlying the option vest on March 11, 2014, which is the first anniversary of his date of hire with the remainder vesting in equal installments of 8.3% of the total number of shares subject to the option on each three month anniversary of his date of hire thereafter. Mr. Camblin is also eligible to participate in our benefit plans to the extent applicable generally to our other employees. The employment agreement also provides for certain severance payments to Mr. Camblin described in greater detail below in the section titled ‘‘Potential Payments upon Termination or Change of Control.’’

     Wolfgang Maasberg. We entered into an employment agreement with Wolfgang Maasberg, effective as of August 18, 2010, and as amended on April 27, 2012, in connection with his appointment to serve as our President and Chief Executive Officer. The term of the agreement is for three years and automatically extends for one year at the end the initial term of the agreement and at the end of each annual extension term unless 90 days prior written notice is given prior to the end of the term. The initial base salary under the agreement is $350,000 and Mr. Maasberg is eligible to receive an annual cash bonus of up to $100,000, $30,000 of which was guaranteed for fiscal 2011. We agreed to pay Mr. Maasberg a sign-on bonus of $10,000 per month and a cost of living offset payment of $3,000 per month for each month he remains an employee through March, 2013. In addition, Mr. Maasberg received an award of options to purchase 100,000 shares of our common stock at an exercise price of $4.95 per share that vest over four years, with 25% of the total number of shares subject to the option vesting on August 18, 2011, with the remainder vesting in equal installments of 8.3% of the total number of shares subject to the option on each three-month anniversary thereafter. We awarded Mr. Maasberg 300,000 RSUs that vest over four years, with 25% vesting on August 18, 2011, and the remainder vesting in equal installments of 8.3% of the total number of shares subject to the RSU on each three-month anniversary thereafter. Upon a change in control, 100% of the unvested options and 50% of the unvested RSUs shall vest or become settled, as applicable. In the event of a change in control, 50% of the unvested RSUs vest in equal monthly installments over the first twelve months from the change in control if Mr. Maasberg remains employed by the acquiring entity. Additionally, we agreed to pay Mr. Maasberg relocation payments not to exceed $94,500. Mr. Maasberg is eligible to participate in any of our employee benefit plans to the extent applicable generally to our other employees. The employment agreement also provides for certain payments to Mr. Maasberg described in greater detail below in the section titled ‘‘Potential Payments upon Termination or Change in Control.’’

     Deborah Eudaley. We entered into an employment agreement with Deborah Eudaley, effective as of November 4, 2011, and as amended as of April 19, 2012, to serve as our Chief Financial Officer, pursuant to which Ms. Eudaley receives an annual salary of $260,000 and will be eligible for a target annual bonus of $100,000 in 2012. Ms. Eudaley also received a sign-on bonus of $8,333 per month for the remainder of calendar year 2011. We also granted to Ms Eudaley an option to purchase 96,666 shares of our common stock at an exercise price of $1.58 per share. 25% of the shares underlying the option vest on November 4, 2012, which is the first anniversary of her date of hire with the remainder vesting in equal installments of 8.3% of the total number of shares subject to the option on each three month anniversary of her date of hire thereafter. Ms. Eudaley is also eligible to participate in our benefit plans to the extent applicable generally to our other employees. The employment agreement also provides for certain severance payments to Ms. Eudaley described in greater detail below in the section titled ‘‘Potential Payments upon Termination or Change of Control.’’

     Alex Lustberg We entered into an employment agreement with Alex Lustberg, effective as of February 28, 2012 to serve as our Vice President, Marketing, pursuant to which Mr. Lustberg received an annual salary of $210,000 and a sign on bonus of $5,000. He was also eligible for a target annual bonus of $42,000 per year. Mr. Lustberg was promoted to Chief Marketing Officer on November 9, 2012 and his salary was increased to $220,000 annually and his target bonus was increased to $55,000 per year. At the time of his hire, we also granted to Mr. Lustberg an option to purchase 30,000 shares of our common stock at an exercise price of $2.10 per share. 25% of the shares underlying the option vest on February 28, 2012, which is the first anniversary of his date of hire with the remainder vesting in equal installments of 8.3% of the total number of shares subject to the option on each three month anniversary of his date of hire thereafter. Mr. Lustberg is also eligible to participate in our benefit plans to the extent applicable generally to our other employees. The employment agreement also provides for certain severance payments to Mr. Lustberg described in greater detail below in the section titled ‘‘Potential Payments upon Termination or Change of Control.’’

Potential Payments upon Termination or Change in Control

     John Philpin Pursuant to his employment agreement, as amended, in the event Mr. Philpin’s employment is terminated without Cause, we will pay severance to Mr. Philpin according to the following schedule in months after his promotion date:

  to 6 months – at will, no termination payment
  6 to 7 months – 1 month of salary
  7 to 8 months – 2 months of salary
  8 to 9 months – 3 months of salary
  9 to 10 months – 4 months of salary
  10 to 11 months – 5 months of salary
  11 to 12 months – 6 months of salary
  12 to 14 months – 7 months of salary
  14 to 16 months – 8 months of salary
  16 to 18 months – 9 months of salary
  18 to 20 months – 10 months of salary
  22 months – 11 months of salary
  22 to 24 months – 12 months of salary
  After 2 years – 12 months of salary

If we are acquired or undergo a change of control and Mr. Philpin is terminated without Cause within two years following the change of control he will be entitled to severance payments in accordance with the above schedule and any unvested options shall immediately vest.

     Roy Camblin Mr. Camblin resigned from the Company on October 7, 2013 and the Company agreed to reimburse Mr. Camblin for his COBRA health insurance premiums for a period of twelve months following his resignation. The amount of Mr. Camblin’s COBRA reimbursement for 12 months is $13.995.

     Wolfgang Maasberg Mr Maasberg resigned from the Company effective March 31, 2013. In accordance with his separation agreement, Mr. Maasberg was paid severance consisting of (1) $175,000, representing six months of his base salary, and (2) a separation bonus of $35,000. In addition, the Company agreed to reimburse him for any health insurance premiums that he would pay under COBRA for six months. The Company also agreed to extend Mr. Maasberg’s right to exercise his vested options, which amounted to options to purchase 82,371 shares of common stock, from 90 days following his separation until March 31, 2014.

     Deborah Eudaley. Pursuant to her employment agreement, as amended, in the event Ms. Eudaley’s employment is terminated without cause or she resigns for good reason (as defined in the agreement), we will pay to Ms. Eudaley an amount equal to six months of her current annual base salary at the time of termination, 50% of her target bonus, payment of her COBRA health insurance premiums for a period of twelve months following termination plus any other amounts accrued but not yet paid. This provision would entitle Ms. Eudaley to $180,000. If we are acquired or undergo a change of control and Ms. Eudaley is terminated without Cause within three months prior to or two years following the change of control she will be entitled to severance payments of twelve months of her then base salary, 100% of her target bonus and payment of her COBRA health insurance premiums for a period of twelve months following termination. Ms. Eudaley’s agreement also provides that if we are acquired or undergo a change of control and her employment is terminated without Cause, any unvested options shall immediately vest.

     Alex Lustberg Pursuant to his employment agreement, in the event Mr. Lustberg’s employment is terminated without Cause within two years following a Change in Control, we will pay to Mr. Lustberg an amount equal to six months of his current annual base salary at the time of termination, payment of his COBRA health insurance premiums for a period of six months following termination plus any other amounts accrued but not yet paid. Additionally, any unvested options shall immediately vest.

“Cause’’ is defined in Mr. Philpin’s, Ms. Eudaley’s and Mr. Lustberg’s employment agreements to mean (a) the failure of the employee to perform his obligations and duties to the satisfaction of us, which failure is not remedied within fifteen days after receipt of written notice from us, (b) commission by the employee of an act of fraud upon, or willful misconduct towards, us or any of our affiliates, (c) a material breach by the employee of our which is not remedied within 15 days written notice from us (d) the failure of the employee to carry out, or comply with, in any material respect, any directive of our Board, which in the case of each situation above is not remedied within 15 days after receipt of written notice from us or our Board, or (e) the conviction of the employee of (or a plea of nolo contendere to) any felony or any crime involving moral turpitude.

“Change in Control’’ is defined in Mr. Philpin’s, Ms. Eudaley’s and Mr. Lustberg’s employment agreement to mean (i) a sale, conveyance, exchange or transfer in which any non-current stockholder becomes the beneficial owner of more than fifty (50%) percent of the total voting power of all the then outstanding voting securities; a merger, consolidation or reorganization in which our voting securities immediately prior to such transaction do not represent or are not converted into a majority of the voting power of the surviving entity; (iii) a sale of substantially all of our assets or our liquidation or dissolution; (iv) a change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are incumbent directors (as defined in the agreement); or (v) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

PENSION BENEFITS, NONQUALIFIED DEFERRED COMPENSATION AND OTHER BENEFITS

     We do not sponsor or maintain either a defined benefit plan or a nonqualified deferred compensation plan for the benefit of our employees.

     All executive officers are eligible to participate in the group health and 401(k) plans under the same terms and conditions as all other employees. Our 401(k) plan provides for employer matching funds of up to 50% of the first 4% of an employee’s salary for all qualifying employees including executive officers. The amounts paid by the Company are disclosed below in the Summary Compensation Table and the related footnotes. We do not provide any other retirement benefits or tax-qualified deferred compensation plans or programs for our executive officers.

Tax and Accounting Implications

Deductibility of Executive Compensation

     As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals, subject to certain exceptions. We believe that compensation paid is generally fully deductible for federal income tax purposes. However, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Accounting for Stock-Based Compensation

     We recognize total stock-based expense including employee stock awards and purchases under our 2005 Plan in accordance with the provisions of ASC Topic 718.

Monitoring the Effectiveness of our Compensation Practices

     Despite the informal and relatively subjective nature of the compensation practices set forth above, we nonetheless believe that, at least to date, they have been relatively successful in attracting and retaining the employees necessary to operate, manage and grow our businesses. Indeed, no officer has left the Company during the past year as a result of inadequate compensation.

     COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed with management the disclosures set forth above under the heading “Compensation Discussion and Analysis” and, based on such review and discussions, the Compensation Committee recommended to the Board that such disclosure be included in our Proxy Statement and in the Annual Report on Form 10-K for the fiscal year ended June 30, 2013.

       William T. Comfort, III
       David Wang

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes information relating to the compensation earned for services rendered in all capacities during fiscal 2012 and fiscal 2013, for each person who served as our principal executive officer or principal financial officer in fiscal 2013, plus certain executive officers (collectively our ‘‘named executive officers’’).

					Non-Equity
				Option	Incentive Plan		All Other
Name	Year	Salary	Bonus	Grants (1)	Compensation (2)		Compensation	Total
John Philpin (3)	2013	$--	$--	$--	$--		$--	$--

President and Chief Executive	2012	--	--	--	--		--	--
Officer

Roy Camblin (4)	2013	123,397		690,087	--	(5)	23,794	837,278

Former Chairman and Chief	2012	--	--	--	--		--	--
Executive Officer

Wolfgang Maasberg (6)	2013	262,500	125,000	254,425	--		213,658	855,583

Former President and Chief	2012	350,000	120,000	251,239	100,000		36,000	857,239
Executive Officer

Deborah Eudaley (7)	2013	260,000	--	138,047	102,500		5,217	505,764

Chief Operating Officer and	2012	170,500	16,667	169,316	50,000		--	406,483
Chief Executive Officer

Alex Lustberg (8)	2013	219,167		107,049	56,375		5,825	388,416

Chief Marketing Officer	2012	71,615	5,000	56,982	14,000		1,120	158,797

(1)	Reflects the grant date fair value of the awards made in fiscal 2011 in accordance with the ASC 718. The assumptions used in the valuation of these awards are set forth in Note 13 ‘‘Stockholders’ Equity’’ of the Notes to Consolidated Financial Statements and do not purport to reflect the value that will be recognized by the named executive officers upon the sale of the underlying securities. The vesting provisions of these options are also described in the footnotes to the 2013 Outstanding Equity Awards at Fiscal Year-End table below.

(2)	These compensation awards were awarded by the Compensation Committee as Performance Bonus awards under our Annual Bonus Plan.

(3)	Mr. Philpin Joined the Company in July, 2013 and was not an employee in fiscal years 2012 or 2013

(4)	Mr. Camblin became our Chief Executive Officer on March 11, 2013. The compensation in the above table is for his service as an employee since that date. Mr. Camblin served as a director since February, 2012 and as our Chairman since October, 2012. $193,678 of Mr. Camblin’s Option Grants compensation above was for option grants awarded for his Board of Directors service as non-executive Chairman prior to his being named Chief Executive. All other compensation includes board fees of $2,500 and, stock compensation for his board service of $21,294. His compensation for his board service for fiscal 2013 is detailed above under “Director Compensation.”.

(5)	Mr. Camblin’s performance bonus was deferred until FY 2014. He resigned from the Company on October 7, 2013 and his performance bonus was not paid.

(6)	Mr. Maasberg resigned from the company effective March 31, 2013. In fiscal 2013, pursuant to the terms of Mr. Maasberg’s employment agreement, as amended, $90,000 of his bonus was a signing bonus and $35,000 of his bonus was a separation bonus. All other compensation includes six month’s severance of $175,000, payment of $27,000 to offset cost of living expenses associated with his relocation and $11,658 for the company match to his 401(k) contributions. Mr. Maasberg was also eligible for up to 12 months of reimbursement for payments for his COBRA health insurance premiums but did not elect to receive any reimbursement.

(7)	All other compensation consists of the company’s match to Ms. Eudaley’s 401(k) contributions.

(8)	Mr. Lustberg commenced his employment with us in February 2012. All other compensation consists of the company’s match to Mr. Lustberg’s 401(k) contributions.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table reflects outstanding equity awards held by our named executive officers as of June 30, 2013. Mr. Philpin was not yet an employee on June 30, 2013 and therefore had no outstanding equity awards.

	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised	Option	Option
	Options		Options	Exercise	Expiration
Name	Unexercisable		Exercisable	Price	Date
Roy Camblin Former Chairman and Chief Executive Officer			1,000 (1)	$1.95	2/2/2022
	6,417	(2)	2,916	1.95	2/2/2022
	125,000	(3)		2.17	11/1/2023
	315,000	(4)		.2.13	4/1/2023

Wolfgang Maasberg (5) Former President and Chief Executive Officer	68,750	(6)	31,250	1.58	1/27/2022
	126,258	(7)	39,455	1.58	11/23/2021
	46,666	(8)	11,666	1.58	2/2/2022
	125,000	(9)		2.56	8/1/2021

Deborah Eudaley Chief Operating Officer and Chief Financial Officer	60,417	(10)	36,249	1.58	11/24/2021
	27,108	(11)	16,265	1.58	11/23/2021
	35,010	(12)		2.56	8/1/2022
	50,000	(13)		2.17	1/1/2023

Alex Lustberg Chief Marketing Officer	20,625	(14)	9,375	2.10	2/28/2022
	7,500	(15)	2,500	2.08	4/1/2022
	29,415	(16)		2.56	8/1/2022
	14,065	(17)		2.17	11/1/2012
	25,000	(18)		1.99	5/31/2023
____________________

(1)	The Compensation Committee granted 1,000 options to Mr. Camblin at an exercise price of $1.95 per share upon his appointment to the board on February 2, 2012. The options were fully vested on the date of appointment and exercisable immediately.

(2)	The Compensation Committee granted 9,333 options to Mr. Camblin at an exercise price of $1.95 per share upon his appointment to the board on February 2, 2012. The option vests over four years with 25% of the shares vesting on February 2, 2013 and the remainder vesting in equal quarterly installments thereafter.

(3)	The Compensation Committee granted 125,000 options to Mr. Camblin at an exercise price of $2.17 on November 1, 2012 following his appointment as Chairman. The option vests over four years with 25% of the shares vesting on November 1, 2013 and the remainder vesting in equal quarterly installments thereafter.

(4)	The Compensation Committee granted 315,000 options to Mr. Camblin on 4/1/2013 following his appointment as Chief Executive Officer. The option vests over four years with 25% of the shares vesting on 4/1/2014 and the remainder vesting in equal quarterly installments thereafter.

(5)	Mr. Maasberg resigned from the company effective March 31, 2013. After that date, Mr. Maasberg’s unvested shares will no longer vest and he has one year from that date to exercise his vested shares

(6)	The Compensation Committee granted 100,000 options to Mr. Maasberg on August 18, 2010 at an exercise price of $4.95 per share. The option vests over four years with 25% of the shares vesting on 8/18/11 and the remainder vesting in equal quarterly installments thereafter. Subject to an exchange offer effective April 23, 2012, these options were exchanged for the same number of new options with an exercise price of $1.58 per share. The new options will vest over four years, with 25% of the total number of shares vesting on November 23, 2012 and the remainder vesting in equal quarterly installments thereafter.

(7)	The Compensation Committee granted 126,258 options to Mr. Maasberg on November 23, 2011 at an exercise price of $1.58 per share. The options will vest over four years, with 25% of the total number of shares vesting on November 23, 2012, and the remainder vesting in equal quarterly installments thereafter.

(8)	The Compensation Committee granted 46,666 shares to Mr. Maasberg on February 2, 2012 at an exercise price of $1.58 per share. The awards will vest over four years, with 25% of the total number of shares vesting on February 2, 2013, and the remainder vesting in equal quarterly installments thereafter

(9)	The Compensation Committee granted 125,000 shares to Mr. Maasberg on August 1, 2012 at an exercise price of $2.56 per share. The awards will vest over four years, with 25% of the total number of shares vesting on August 1, 2013, and the remainder vesting in equal quarterly installments thereafter.

(10)	The Compensation Committee granted 96,666 shares to Ms. Eudaley on November 4, 2011 at an exercise price of $1.58 per share. The awards will vest over four years, with 25% of the total number of shares vesting on November 4, 2012 and the remainder vesting in equal quarterly installments thereafter.

(11)	The Compensation Committee granted 43,373 shares to Ms. Eudaley on November 23, 2011 at an exercise price of $1.58 per share. The awards will vest over four years, with 25% of the total number of shares vesting on November 23, 2012 and the remainder vesting in equal quarterly installments thereafter.

(12)	The Compensation Committee granted 35,010 shares to Ms. Eudaley on August 1, 2012 at an exercise price of $2.56 per share. The awards will vest over four years, with 25% of the total number of shares vesting on August 1, 2013 and the remainder vesting in equal quarterly installments thereafter.

(13)	The Compensation Committee granted 50,000 shares to Ms. Eudaley on January 1, 2013 at an exercise price of $2.17 per share. The awards will vest over four years, with 25% of the total number of shares vesting on January 1, 2014 and the remainder vesting in equal quarterly installments thereafter.

(14)	The Compensation Committee granted 30,000 shares to Mr. Lustberg on February 28, 2012 at an exercise price of $2.10 per share. The awards will vest over four years, with 25% of the total number of shares vesting on February 28, 2013 and the remainder vesting in equal quarterly installments thereafter.

(15)	The Compensation Committee granted 10,000 shares to Mr. Lustberg on April 1, 2012 at an exercise price of $2.08 per share. The awards will vest over four years, with 25% of the total number of shares vesting on April 1, 2013 and the remainder vesting in equal quarterly installments thereafter.

(16)	The Compensation Committee granted 29,415 shares to Mr. Lustberg on August 1, 2012 at an exercise price of $2.56 per share. The awards will vest over four years, with 25% of the total number of shares vesting on August 1, 2013 and the remainder vesting in equal quarterly installments thereafter.

(17)	The Compensation Committee granted 14,065 shares to Mr. Lustberg on November 1, 2012 at an exercise price of $2.17 per share. The awards will vest over four years, with 25% of the total number of shares vesting on November 1, 2013 and the remainder vesting in equal quarterly installments thereafter.

(18)	The Compensation Committee granted 25,000 shares to Mr. Lustberg on May 31, 2013 at an exercise price of $1.99 per share. The awards will vest over four years, with 25% of the total number of shares vesting on May 31, 2014 and the remainder vesting in equal quarterly installments thereafter.

Option Exercises and Stock Vested Table

     None of our named executive officers exercised any stock options during fiscal year 2013.

Equity Compensation Plan Information

Number of securities
	Number of securities to be	Weighted-average	remaining available for future
	issued upon exercise of	exercise of	issuance under compensation
	outstanding options,	outstanding options,	plans (excluding securities
	warrants and rights	warrants and rights	related in (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans
approved by security holders	1,662,852	$2.10	673,738
Equity compensation plans not
approved by security holders	—	—	—
Total	1,662,852	$2.10	673,738

We established the 2005 Equity-Based Compensation Plan (“2005 Plan”) on May 6, 2005. The 2005 Plan provides for grants of stock options and stock-based to our employees, directors and consultants. Stock options issued in connection with the 2005 Plan are granted with an exercise price per share equal to the fair market value of a share of our Common Stock at the date of grant. All stock options have ten-year maximum terms and vest, either quarterly or annually and all within four years of grant date. RSUs issued in connection with the Equity-Based Compensation Plan are granted with a fair value based on the intrinsic value of the RSUs as of the date of grant RSUs vest over four years, with 25% of the total number of shares subject to the RSU vesting on the one-year anniversary of the start of employment and, the remainder vesting every three months thereafter in equal installments of 1/12th of the total number of shares subject to the RSU. The total number of shares of common stock issuable under the Equity Based Compensation Plan is 2,575,000. At June 30, 2013, there were 673,738 shares available for grant under the 2005 Plan.

AUDIT COMMITTEE REPORT

     The Audit Committee’s purpose is to assist the Board of Directors in its oversight of internal controls, financial statements and the audit process. The Audit Committee operates pursuant to a charter adopted by the Board of Directors.

     Management is responsible for the preparation, presentation and integrity of the financial statements and maintaining internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm for the fiscal year ended June 30, 2013, Burr Pilger Mayer, Inc., were responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

     In performing its oversight role, the Audit Committee reviewed, considered and discussed the audited financial statements for fiscal year 2013 with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Standard AU 380, Communication with Audit Committees, as currently in effect. The committee received the written disclosures and the letter from the independent registered public accounting firm required by “Communication with Audit Committees Concerning Independence” stating the independent registered public accounting firm was independent within in the meaning of PCAOB Rule 3520, as currently in effect. The Audit Committee also considered whether the performance of other non-audit services by the independent registered public accounting firm is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

     Based on the reports and discussions described in this report, and subject to the limitations on the roles and responsibilities of the committee referred to below and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2013 which was filed with the SEC on September 19, 2013.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in auditor independence standards. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that Burr Pilger Mayer, Inc. is in fact independent. The following individuals were the members of the Audit Committee during the fiscal year ended June 30, 2013:

       Andrew Richard Blair, Chairman
       David Wang

     AUDIT FEES

The following table sets forth the fees billed for professional audit services rendered to us by an independent accountant, Burr Pilger Mayer, Inc., during fiscal 2013 and 2012:

	Fiscal Year
	Ended June
	30,
	2013	2012
	(In thousands)
Audit fees (1)	$167	$166
Audit-related fees (2)	14	124
Total	$181	$290
____________________
(1)	Represents fees for professional services rendered in connection with the audit of our annual financial statements and review of our quarterly financial statements.

(2)	Represents fees for professional services rendered in connection with the audit of our 401(k) benefit plan annual financial statements and on work done related to a registration statement that was subsequently withdrawn.

The Audit Committee of the Board of Directors has adopted a policy to pre-approve all audit, audit-related, tax and other services proposed to be provided by our independent auditor prior to engaging the auditor for that purpose. Consideration and approval of such services generally will occur at the Audit Committee’s regularly scheduled quarterly meetings. In situations where it is impractical to wait until the regularly scheduled quarterly meeting, the Audit Committee may delegate authority to approve the audit, audit-related, tax and other services to a member of the committee up to a certain pre-determined level as approved by the Audit Committee. During fiscal 2013 and 2012, all of our audit-related fees were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

     The following table sets forth information with respect to the beneficial ownership of the Common Stock as of November 29, 2013 by:

  each stockholder known by us to beneficially own more than five percent of the Common Stock;
  each of our directors;
  each of our named executive officers; and
  all directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of November 29, 2013 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

     On November 29, 2013, there were 9,568,613 shares of Common Stock outstanding, not including 2,000,000 shares issuable upon conversion of Series A Preferred shares into the Company’s common shares.

     We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the persons included in this table have sole voting and investment power with respect to all the shares of Common Stock beneficially owned by them, subject to applicable community property laws.

	Amount and Nature
	of Beneficial	Percentage of
Name of Beneficial Owner (a)	Ownership	Outstanding Shares
William T. Comfort, III (b)	7,498,849	64.8%

LDN Stuyvie Partnership (c)	2,830,208	24.5%

Lyr, Ltd. (d)	2,000,000	17.3%

65 BR Trust (e)	1,497,436	12.9%

James A. Urry (f)	670,707	5.8%

Wolfgang Maasberg (g)	243,194	2.1%

Deborah Eudaley (h)	158,863	1.4%*

Andrew Richard Blair (i)	66,817	*

Alex Lustberg (j)	30,208	*

Nicolas De Santis Cuadra	8,064	*

Roy Camblin (k)	4,500	*

John Philpin	-	*

David Wang	-	*

All current directors and executive officers as a	7,762,801,	65.9%
group (7 persons)(l)
____________________

*	Represents beneficial ownership of less than 1%.

(a)	Inclusion of information concerning shares held by or for their spouses or children or by entities in which a person has an interest does not constitute an admission of beneficial ownership by such person. Unless otherwise indicated, the address of each director and officer is 6401 Hollis St., Suite 125, Emeryville, CA 94608.

(b)	Includes shares held by LDN Stuyvie Partnership, of which Mr. Comfort is sole general partner, shares held by 65 BR Trust of which Mr. Comfort is the investment advisor and shares held by Lyr, Ltd. of which Mr. Comfort is Chairman. Mr. Comfort disclaims beneficial ownership of all shares held by 65 BR Trust and Lyr, Ltd.

(c)	LDN Stuyvie Partnership is a limited partnership, the sole general partner of which is William T. Comfort III, our Chairman of the Board. The address of LDN Stuyvie Partnership is 127-131 Sloane St., 4th Floor, Liscartan House, SWIX 9AS, London, UK.

(d)	Represents shares issuable upon conversion of Series A preferred shares held by Lyr, Ltd. a Bermuda corporation of which Mr. Comfort is Chairman with voting and dispositive power over the shares held by Lyr, Ltd. Mr Comfort disclaims beneficial ownership of all shares held by Lyr, Ltd.

(e)	65 BR Trust is a New York trust of which Mr. Comfort is an investment advisor with voting and dispositive power over the shares held by the trust. The address of 65 BR Trust is PO Box 242, Locust Valley, NY 11560. Mr. Comfort disclaims beneficial ownership of all 1,497,436 shares held by the trust.

(f)	The shares reported do not include the 2,830,208 shares beneficially owned by LDN Stuyvie Partnership, of which Mr. Urry’s spouse is a partner. Mr. Urry’s spouse has no dispositive or voting authority with respect to the shares beneficially owned by LDN Stuyvie Partnership, and Mr. Urry disclaims beneficial ownership of such shares.

(g)	Includes 82,371 shares issuable upon exercise of stock options. 26,666 shares are pledged as collateral against a personal business loan held by David Liebowitz-the Chapter 7 Trustee for the Estate of IFC Credit Corp.

(h)	Includes 93,459 shares subject to stock options held by Ms. Eudaley on November 29, 2013 and exercisable within 60 days thereafter. Also includes 43,467 shares held by Ms. Eudaley’s spouse. Ms. Eudaley disclaims beneficial ownership of all shares held by her spouse.

(i)	Includes 55,000 shares owned by Mr. Blair and his wife, 4,000 owned by the Freimark, Blair & Co. pension fund and 7,813 owned by the Blair Family Trust. Mr. Blair disclaims beneficial ownership of 1,840 of the shares owned by the Freimark, Blair & Co. pension fund and the entire 7,813 shares are owned by the Blair Family Trust.

(j)	Consists 30,208 shares subject to stock options on November 29, 2013 and exercisable within 60 days thereafter.

(k)	Consists of 4,500 shares subject to stock options on November 29, 2013 and exercisable within 90 days thereafter. Mr Camblin resigned from the Company on October 7, 2013 and his options will be cancelled unless exercised within 90 days.

(l)	Includes 206,038 shares issuable upon exercise of stock options and 2,000,000 shares issuable upon conversion of Series A Preferred shares into the Company’s common shares.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our shares of common stock to file with the SEC initial reports of ownership and reports of changes in such ownership. SEC rules require such persons to furnish us with copies of all Section 16(a) reports that they file. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, we believe that the applicable Section 16(a) reporting requirements were complied with for all of the transactions which occurred in the fiscal year ended June 30, 2013 with the following exceptions. In both November, 2012 and March, 2013 a Form 4 for Roy Camblin for an award of options was not filed on a timely basis. In January, 2013 a Form 4 for Deborah Eudaley for an award of options was not filed on a timely basis. In May, 2013 a Form 4 for Alex Lustberg for an award of options was not filed on a timely basis.

ADDITIONAL INFORMATION

Stockholder Proposals for Next Annual Meeting

     Subject to Rule 14a-8 of the Exchange Act, any stockholders who desire to submit a proposal (a “Rule 14a-8 Proposal”) for inclusion in next year’s proxy statement must submit a Rule 14a-8 Proposal to us at our principal executive offices no later than September 8, 2014. Only those Rule 14a-8 Proposals that are timely received by us and are proper for stockholder action (and otherwise proper) will be included in our proxy materials.

     Stockholders desiring to propose action at the annual meeting of stockholders must comply with Article III of our Bylaws. Under Article III, a stockholder must submit to us, not fewer than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting or, in the event that the date of the meeting is changed by more than 30 days from the anniversary of the preceding year’s annual meeting, no later than the close of business on the 10th business day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made, a written notice setting forth (a) a brief description of the business desired to be brought before the meeting and the business reasons for conducting such business at the meeting, (b) the name and address, as they appear on our books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the number of shares of Common Stock which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal is made, and (d) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business. The person presiding at the annual meeting will determine whether business is properly brought before the meeting and will not permit the consideration of any business not properly brought before the meeting.

     Written requests for inclusion of any stockholder proposal should be addressed to Corporate Secretary, Lyris, Inc., 6401 Hollis St., Suite 125, Emeryville, CA 94608. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

     The Board of Directors will consider any nominee recommended by stockholders for election at the annual meeting of the stockholders to be held following the fiscal year ending June 30, 2014, if that nomination is submitted in writing, in accordance with our Bylaws, to Corporate Secretary at the address in the preceding paragraph.

     It is important that Proxies be returned promptly. Whether or not you expect to attend the meeting in person, you are urged to complete, sign, date and return the Proxy in the enclosed postage paid, addressed envelope.

ANNUAL REPORT AND OTHER INFORMATION

     Our Annual Report to Stockholders for the fiscal year ended June 30, 2013, is being mailed to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

     A copy of our Annual Report on Form 10-K for the year ended June 30, 2013, as filed with the SEC, will be sent to any stockholder without charge upon written request addressed to Corporate Secretary, Lyris, Inc., 103 Foulk Road, Suite 205Q, Wilmington, Delaware 19803. The Annual Report on Form 10-K is also available at the SEC's website in its EDGAR database at www.sec.gov.

     Stockholders may request copies of our Code of Business Conduct and Ethics and the Audit Committee and Compensation Committee charters by writing to the Corporate Secretary at the address set forth in the previous paragraph and these documents are also are made available on our website at www.lyris.com.

     The Compensation Committee Report, the Audit Committee Report and references in this Proxy Statement to the independence of directors serving on the Audit Committee are not deemed to be “soliciting material” or “filed” with the SEC, are not subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any of the filings previously made or made in the future by us under the Exchange Act or the Securities Act of 1933, as amended (except to the extent we specifically incorporate any such information into a document that is filed).

By Order of the Board of Directors,

/s/ John Philpin
John Philpin
Chief Executive Officer

LYRIS, INC.
6401 Hollis Street
Suite 125
Emeryville, CA 94608

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		For	Withhold	For All
		All	All	Except
The Board of Directors recommends you vote
FOR the following Class III directors:

1.	Election of Directors	☐	☐	☐
Nominees

01	David Wang	02 William T. Comfort, III

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2	For ratification of the appointment of Burr Pilger Mayer, Inc. as the independent auditors for the Company for the fiscal year ending June 30, 2014.	☐	☐	☐

3	Advisory Vote on executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

LYRIS, INC.
Annual Meeting of Stockholders
February 6, 2014
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints John Philpin as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of LYRIS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 10:00 AM, local time, on February 6, 2014, at Lyris Technologies, Inc. 6401 Hollis St., Suite 125 Emeryville, CA, 94608, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side